Exhibit 10.8

March 2, 2011

James McGeever

c/o NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, CA 94403-2511

Re: Letter Relating to Employment Terms

Dear Mr. McGeever:

This letter is to confirm the terms of your continued employment with NetSuite Inc. (the “Company”). This letter agreement supersedes all prior agreements relating to the terms of your employment, except for the Amended and Restated Severance and Change of Control Agreement dated December 24, 2008, between you and the Company and the Employee Proprietary Information Agreement dated on or about January 10, 2000, between you and the Company. The terms set forth below shall be effective from the date hereof (the “Effective Date”).

1. Title and Cash Compensation

Your title will continue to be Chief Operating Officer. In your capacity as Chief Operating Officer, you will continue to report to the President and Chief Executive Officer (“CEO”). As of the Effective Date, your monthly base salary will continue to be $25,000 per month, or $300,000 on an annualized basis.

2. Performance-Based Cash Incentive Compensation

In addition to your base salary, you are eligible for an annual performance-based cash incentive award. Your target performance-based annual cash incentive award and the performance components shall be set each year, and performance against them determined, by the Compensation Committee in consultation with the CEO.

3. Equity Awards

The Company has granted equity awards to you in the past and may from time to time in the future grant you additional equity awards. Such awards will be subject to the terms of the applicable equity incentive plan or arrangement in effect at the time of grant. The Compensation Committee will determine in its discretion whether you will be granted any such equity awards in the future and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.

You should be aware that you may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

4. Other Benefits

As an employee, you will continue to be eligible to receive our standard employee benefits applicable to senior executives at the Company, except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

5. Additional Terms

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations set forth in the severance and change of control agreement referred to in this letter.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter in the provided envelope to me or Elizabeth Mye no later than two days after your receipt of this letter.

Sincerely,

NetSuite Inc.

By:	/s/ Marty Réaume
Marty Réaume
Chief People Officer

AGREED:

Signed:	/s/ James McGeever
James McGeever

Dated:	March 2, 2011

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